Exhibit 10.1

FOURTH LEASE AMENDMENT

This FOURTH LEASE AMENDMENT (this “Amendment”) is entered into as of the November 30, 2023 (the “Effective Date”), by and between OSK XIV REO, LLC, a Minnesota limited liability company (“Landlord”) and EXTREME NETWORKS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord (as successor-in-interest by foreclosure to TDC Blue IV, LLC, as successor-in-interest to RDU Center III LLC) entered into that certain Lease dated October 15, 2012, as amended by that certain First Amendment to Lease Agreement dated December 31, 2012, that certain Second Lease Amendment dated December 17, 2015, and that certain Third Lease Amendment dated June 1, 2022 (the “Third Lease Amendment” and collectively with all amendments, the “Lease”), for approximately Fifty-Four Thousand Five Hundred Thirty (54,530) rentable square feet (the “Premises”) in the office building commonly known as RDU Center III and located at 2121 RDU Center Drive, Morrisville, North Carolina (the “Project”); and

WHEREAS, Landlord and Tenant have agreed to amend the Lease by, among other things, extending the Term of the Lease, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.
Capitalized Terms. All capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Lease. As of the Effective Date, this Amendment shall be part of the Lease.
2.
Extension of Term. Landlord and Tenant hereby agree that the Term of the Lease shall be extended from February 1, 2028 (“Second Extension Commencement Date”) until January 31, 2031 (“Second Extension Expiration Date”) (the period beginning on the Second Extension Commencement Date and ending on the Second Extension Expiration Date is referred to as the “Second Extension Term”). All references in the Lease to the “Term” shall hereafter be deemed to include the Second Extension Term and expire on January 31, 2031.
3.
Monthly Base Rent. Effective as of January 1, 2024, and notwithstanding anything to the contrary contained in the Lease, Tenant shall pay to Landlord Monthly Base Rent for the Premises pursuant to the terms of the Lease applicable to the payment of Monthly Base Rent in the amounts as follows:

Period	Rent per RSF	Monthly Base Rent
January 1, 2024 – January 31, 2024	$14.00*	$63,604.17*
February 1, 2024– January 31, 2025	$14.68*	$66,728.28*
February 1, 2025 – March 31, 2025	$15.39*	$69,938.31*
April 1, 2025 – January 31, 2026	$26.39	$119,938.31
February 1, 2026 – January 31, 2027	$27.12	$123,236.61
February 1, 2027 – January 31, 2028	$27.87	$126,645.62
February 1, 2028 – January 31, 2029	$28.64	$130,144.93
February 1, 2029 – January 31, 2030	$29.43	$133,734.83
February 1, 2030 – January 31, 2031	$30.24	$137,415.60

* Amount incorporates abated rent detailed below.

Provided Tenant is not in default of the terms of the Lease, and does not default in the terms of the Lease beyond any cure or grace period during the Term, Landlord shall forgive payment of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000) of Monthly Base Rent in increments of Fifty Thousand and 00/100 Dollars ($50,000) per month for fifteen (15) consecutive months commencing January 1, 2024 and ending March 2025, as shown above. Nothwitstanding the foregoing: (a) all other sums due under the Lease shall continue to be due in accordance with the applicable terms and provisions thereof and (b) such abated rent shall immediately become due and payable in full upon Tenant’s default during the Term if such default is not cured before the expiration of any applicable cure or grace period prescribed in the Lease.

Prior to January 1, 2024, Monthly Base Rent for the Premises shall continue as provided elsewhere in the Lease, including, without limitation, Section 3 of the Third Lease Amendment. Nothing contained in this Amendment shall affect Tenant’s obligation to continue to pay Operating Expenses and other Additional Rent pursuant to the Lease.

4.
Premises. Tenant currently occupies the Premises and represents to Landlord that it has examined and inspected the same, finds them satisfactory for Tenant’s intended use, and constitutes Tenant’s acceptance “AS IS - WITH ALL FAULTS.” Landlord makes no express or implied representations or warranties as to the condition of the Premises whatsoever. Tenant, at Tenant’s sole cost and expense, shall be responsible for any work or improvements that it decides to perform to the Premises in connection with its continued occupancy.

5.
Termination and Replacement of Allowance. Under the Third Lease Amendment, Landlord agreed to provide Tenant with an Allowance (as defined in the Third Lease Amendment) equal to One Million Three Hundred Sixty-Three Thousand Two Hundred Fifty and 00/100 Dollars ($1,363,250.00). In lieu of Landlord providing the Allowance to Tenant, Landlord shall, within thirty (30) days after the Effective Date, provided Tenant is not in default of the terms of the Lease, make a cash payment to Tenant in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000). On the Effective Date, Landlord’s obligation to provide the Allowance to Tenant shall irrevocably and unconditionally terminate.
6.
Name, Address and Contact. The Face Page of the Lease is hereby amended to provide that Landlord’s name, address, contact information, and rent payment address for the Lease shall be the following addresses:

Landlord’s address for notices: OSK XIV REO, LLC

5050 France Avenue

Edina, Minnesota 55410 Attn: Adam Bernier Telephone: (612) 770-7050

Email: adam.bernier@osp-group.com

Rent payment address:

OSK XIV REO, LLC

c/o Capital Associates Management, LLC 1501 Sunrise Avenue, Suite 100

Raleigh, NC 27608 Attn: Stephen Porterfield

Telephone: (919) 233-9901

Email: sporterfield@capitalassociates.com

7.
Brokers. Notwithstanding anything to the contrary contained in the Lease, Tenant represents and warrants to Landlord that is has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with this Amendment. Tenant hereby indemnifies and holds harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Tenant and any such agent or broker. Landlord represents and warrants to Tenant that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent other than Capital Associates Management, LLC, a North Carolina limited liability company (“Landlord’s Agent”) in connection with this Amendment. Landlord hereby indemnifies and holds Tenant harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Landlord any such agent or broker other than Landlord’s Agent. If applicable, Landlord shall pay a commission to Landlord’s Agent pursuant to a separate agreement between Landlord and Landlord’s Agent. The provisions of this Section 7 shall survive the expiration or earlier termination of the Lease.

8.
Patriot Act. Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, or the effect of any of the foregoing laws, regulations, orders or programs, if applicable, on the Lease. Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Amendment.
9.
Confidentiality. Tenant acknowledges and agrees that the terms of the Lease are confidential and constitute propriety information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord’s relationship with other tenants in the Project. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of the Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.
10.
Tenant’s Acknowledgment. Tenant acknowledges that Landlord has complied with all of its obligations under the Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.
11.
Miscellaneous. The foregoing is intended to be an addition and a modification to the Lease. Except as modified and amended by this Amendment, the Lease shall remain in full force and effect. If anything contained in this Amendment conflicts with any terms of the Lease, then the terms of this Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety. Each party to this

Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Amendment. This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. For these purposes, “electronic signature” shall mean electronically scanned and transmitted versions (e.g., via PDF file) of an original signature, signatures electronically inserted and verified by software, or faxed versions of an original signature. This Amendment may be modified only by a writing executed by the parties hereto. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. The invalidity of any portion of this Amendment shall not have any effect on the balance hereof. This Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns. This Amendment shall be governed by, and construed in accordance with, North Carolina law.

[Signature Page Attached Hereto]

IN WITNESS WHEREOF, Tenant and Landlord have caused this Amendment to be executed as of the Effective Date by their respective officers or parties thereunto duly authorized.

TENANT:

EXTREME NETWORKS, INC.,

a Delaware corporation

By: /s/ Katayoun "Katy" Motiey

Name: Katayoun Motiey

Title: Chief Legal, Administrative and Sustainability Officer

LANDLORD:

OSK XIV REO, LLC,

a Minnesota limited liability company

By: /s/ Adam Bernier

Name: Adam Bernier

Title: Chief Financial Officer